Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Peter Rahmer	Barry Sudbeck
Trout Group	Fleishman-Hillard
646-378-2973	415-318-4261

Response Genetics, Inc. Announces $2.3 Million Equity Financing

LOS ANGELES, May 5, 2011 – Response Genetics, Inc. (Nasdaq: RGDX) announced today that it has agreed to sell 1,175,512 shares of its common stock, at a price of $1.99 per share in a registered direct public offering to certain institutional investors. Response Genetics, Inc. expects to receive net proceeds of approximately $2.2 million from the sale, after deducting its estimated offering expenses. The closing of the offering is expected to take place on or about May 6, 2011.

The Company intends to use the net proceeds of this offering for payment of the expenses and costs associated with its operations and for other general corporate purposes.

The securities issuable in connection with the financing will be registered under the Securities Act of 1933, as amended, pursuant to a registration statement previously filed with and declared effective by the Securities and Exchange Commission and the prospectus contained therein, as supplemented by the final prospectus supplement relating to the offering to be filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy Response Genetics, Inc.’s common stock.

About Response Genetics, Inc.

Response Genetics, Inc. (“RGI”) (the “Company”) (Nasdaq: RGDX) is focused on the development and sale of molecular diagnostic tests for cancer. RGI’s technologies enable extraction and analysis of genetic information from genes derived from tumor samples stored as formalin-fixed and paraffin-embedded specimens. In addition to diagnostic testing services, RGI generates revenue from the sales of its proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry. The Company was founded in 1999 and its principal headquarters are located in Los Angeles, California. For more information, please visit www.responsegenetics.com.

Forward-Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of RGI related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.

Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions, such as the ability of the Company to successfully consummate the transactions contemplated by the purchase agreements or to successfully file an amendment to a Prospectus Supplement with the SEC, and other statements identified by words such as “projects,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions.

These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

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